EXHIBIT 10.2A

Revolving Loan Agreement (Committed)

Ibex Global FZ-LLC (the “Customer”)
Office 206 Building 8 Dubai, Outsource City Dubai, UAE

22 October 2024

Dear Sirs

Re: USD50,000,000/- Revolving Loan Facility – Customer No. 023-778103

This revolving loan credit facilities agreement (the “Agreement”) sets out the basis upon which we, HSBC Bank Middle East Limited (the “Bank”) are prepared to make available to the Customer a revolving loan credit facility in the amount set out above (the “Revolving Loan Facility”).

By countersigning and returning to the Bank the enclosed copy of this letter, the Customer agrees to be bound by the terms set out hereunder, the terms of the facility offer letter ref No. CMB ISB 241155 (as amended, supplement and/or restated from time to time, the “Facility Offer Letter”) and the Terms and Conditions (as defined in the Facility Offer Letter).

1.	Definitions and interpretation

1.1	Unless otherwise defined hereunder, capitalized terms shall have the meanings ascribed to them in the Facility Offer Letter or the Terms and Conditions (as applicable).
1.2	The provisions in clause 1.2 (Interpretation) of the Terms and Conditions (other than paragraph (d)) shall apply to this Agreement and the Facility Offer Letter.
1.3
This Agreement shall be read together with the Facility Offer Letter and the Terms and Conditions and the provisions thereof shall be deemed incorporated in this Agreement as if they were set out in full hereunder. In the event of any conflict between this Agreement, the Facility Offer Letter and the Terms and Conditions the provisions will apply in the following order of priority:

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindu M Nanjaiah

HSBC Bank Middle East Limited	بنك إتش إس بي سي الشرق الأوسط المحدود
HSBC Tower,	برج الإتش إس بي سي،
Downtown DubaiPO Box 66, UAE	وسط مدينة دبي، ص.ب66:، دبي، الإمارات العربية المتحدة هاتف: ٣٥١٦٨
Tel: +971 442 35168	٤٤٢ +٩٧١
Website: www.hsbc.ae	www.hsbc.ae: الموقع الإلكتروني

Incorporated in the Dubai International Finance Centre	تأسس في مركز دبي المالي العالمي. يخضع للتنظيم من قبل مصرف
Regulated by the Central Bank of the U.A.E and lead	الإمارات العربية المتحدة المركزي ويخضع للتنظيم الرئيسي من قبل سلطة دبي للخدمات المالية.
regulated by the Dubai Financial Services Authority.

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a)	the Agreement;
b)	the Facility Offer Letter;
c)	the Terms and Conditions.
1.4	In this Agreement:
“Availability Period” has the meaning ascribed to it in the Facility Offer Letter.
“Available Facility” means the RCF Commitment as set out in the Facility Offer Letter, minus:
a)	the aggregate amount of any Loans outstanding under the Revolving Loan Facility; and
b)	in relation to any proposed Drawdown, the aggregate amount of any Loans that are due to be made under the Revolving Loan Facility on or before the proposed Drawdown Date, other than the aggregate amount of any Loans that are due to be repaid or prepared on or before the proposed Drawdown Date.
“Break Costs” has the meaning given to in the Terms and Conditions.
“Country” means UAE.
“Default” means any of the events specified in Clause 10 (Events of Default) which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Clause 10 (Events of Default) would, unless cured or waived, become an Event of Default. “Drawdown Date” means each date on which a Drawdown of the Revolving Loan Facility is, or is to be, made.
“Event of Default” shall have the meaning assigned to such term in Clause 10 (Events of Default).
“Final Repayment Date” has the meaning ascribed to it in the Facility Offer Letter. “Guarantor” means an individual or an entity that has undertaken to guarantee Customer’s payment obligations under the Facility Documents.
“Interest Period” has the meaning ascribed to it in the Facility Offer Letter.
“Loan” means a loan made or to be made under the Revolving Loan Facility or the principal amount outstanding for the time being of that loan and “Loans” means all of them.
“Margin” has the meaning ascribed to it in the Facility Offer Letter.
“RCF Commitment” means USD50,000,000/-, subject to any cancellation in accordance with this Agreement.
1.5	A person who is not a party to this Agreement has no right under to enforce or to enjoy the benefit of any term of this Agreement.

2.	The Facility

Subject to the terms of this Agreement, the Bank makes available to the Customer the Revolving Loan Facility in an aggregate amount equal to the RCF Commitment.

3.	Availability and conditions precedent

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Customer: /s/Nadeem Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindu M Nanjaiah

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3.1
The Customer may not deliver a Drawdown request unless (I) the conditions listed in the Facility Offer Letter and (II) the following conditions have been satisfied in form and substance satisfactory to the Bank:

a)	a copy of the constitutional documents of the Customer;
b)
a copy of a resolution of the shareholders/directors of the Customer (i) approving the terms of, the transactions contemplated by and the execution of, this Agreement; (ii) authorising a specified person or persons to execute this Agreement;

c)	a specimen of the signature of each person authorised by the resolution referred to in paragraph (ii) above;
i)	a certificate of the Customer (signed by a director) confirming that borrowing the RCF Commitment would not cause any borrowing, or similar limit binding on the Customer to be exceeded;
ii)
a certificate of an authorised signatory of the Customer certifying that each copy document relating to it listed in this Clause 3.1 is complete and in full force and effect as at a date no earlier than the date of this Agreement;

iii)	a legal opinion in the form and substance satisfactory to the Bank issued by a law firm satisfactory to the Bank;
iv)
a copy of any other Authorisation or other document, opinion or assurance which the Bank considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by this Agreement or for the validity and enforceability thereof;

d)	evidence that the fees, costs and expenses then due from the Customer pursuant to Facility Documents have been paid or will be paid by the first Drawdown Date.
3.2	The Bank will only be obliged to make available a Loan by the Drawdown Date if:
a)	the Bank receives a duly completed Drawdown request not less than two (2) Business Days before the proposed Drawdown Date;
b)	no breach of the Receivables Coverage Ratio (as defined in the Facility Offer Letter) has occurred or would occur immediately after the making of the Drawdown; and
c)
each of the representations and warranties made by the Customer in or pursuant to the Facility Documents shall be true and correct on and as of the date such Loan is made as if made on and as of such date.

3.3	Each Drawdown shall constitute a representation and warranty by the Customer, as of the date such Loan is made, that the conditions under Clause 3.2(ii) and (iii) above are satisfied.
3.4	Each Drawdown request is irrevocable and will not be regarded as having been duly completed unless:
a)	the proposed Drawdown Date is a Business Day within the Availability Period;
b)	the invoices attached to the Drawdown requests are payable within 90 days from the invoice date;
c)	the amount requested is less than or equal to the Available Facility; and
d)	the currency is US Dollar.

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindu M Nanjaiah

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4.	Repayment, re-borrowing mandatory prepayment and voluntary prepayment

4.1	The Customer shall repay each outstanding Loan on Repayment Date (as defined in the Facility Offer Letter).
4.2
If at any time the Receivable Coverage Ratio (as defined in the Facility Offer Letter) is not met, the Customer shall prepay the outstanding Loans for any amount sufficient to meet the Receivables Coverage Ratio. To this end the Customer acknowledges that the Bank shall be entitled to exercise its rights pursuant to the DACA (as defined in the Facility Offer Letter) to restore the Receivables Coverage Ratio.

4.3	On the Final Repayment Date, the Customer shall repay all amounts outstanding at that time under this Agreement.
4.4	Prior to the Final Repayment Date, any part of the Revolving Loan Facility which is prepaid or repaid may be re-borrowed in accordance with this Agreement.
4.5
The Customer may, without premium or penalty and by giving at least five Business Days’ prior written notice to the Bank, prepay the Loans, in whole or in part, together with accrued interest on such prepaid amount on the last day of an Interest Period.

4.6
The Customer shall pay to the Bank its Break Costs attributable to all or any part of a Loan being paid by the Customer on a day other than the last day of an Interest Period for that Loan. Any Break Costs shall be in addition to any other amount due by the Customer in relation to the prepayment.

5.	Interest

On the last day of each Interest Period, the Customer shall pay to the Bank accrued interest on the Loan to which such Interest Period relates, the rate of interest applicable to a Loan from time to time during an Interest Period relating thereto being the aggregate of (i) the Reference Rate and (ii) the Margin, each as specified for the Revolving Loan Facility in the Facility Offer Letter.

6.	Interest Periods

6.1
Any Interest Period which would otherwise end during the month preceding the Final Repayment Date, or extend beyond the Final Repayment Date, shall be extended or shortened as the case may be such that it shall end on the Final Repayment Date.

6.2	Each Loan has one Interest Period only.

7.	Fees

7.1	Commitment Fee
The Customer shall pay to the Bank the commitment fee in the amount indicated in the Facility Offer Letter. The accrued commitment fee shall be payable on the last day of each successive period of three months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount.

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindu M Nanjaiah

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7.2	Arrangement Fee
The Customer shall pay to the Bank the arrangement fee in the amount indicated in the Facility Offer Letter. The arrangement fee shall be due on the execution of this Agreement and shall be payable on earlier of (i) the first Drawdown and (ii) five days from the execution of this Agreement.

8.	Indemnities

8.1	If any sum due from the Customer under this Agreement has to be converted from the currency in which that sum is payable into another currency for the purpose of:
a)	making or filing a claim or proof; or
b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

then, the Customer shall as an independent obligation, promptly of demand, indemnify the Bank against any cost, loss or liability arising out of or as a result of the conversion.

8.2
The Customer shall, promptly on demand, indemnify the Bank against any cost, loss or liability incurred by the Bank as a result of (i) the occurrence of any Event of Default and investigating any event which it reasonably believes it is an Event of Default; (ii) funding, or making arrangements to fund, a Drawdown requested by the Customer in a Drawdown request but not made by reason of the operation of any one or more of the provisions of this Agreement; or (iii) a Drawdown (or part of a Drawdown) not being prepaid in accordance with a notice of prepayment provided by the Customer; (iv) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

9.	Representations and warranties and covenants.

9.1	The Customer represents and warrants that:
a)	all representations and warranties provided pursuant to the Facility Documents are true and accurate in all respects; and
b)	no Event of Default has occurred.
9.2
The representations listed above are deemed to be made by the Customer by reference to the facts and circumstances then existing on the date of each Drawdown request and the first day of each Interest Period.

9.3	The Customer shall:
a)	promptly inform the Bank of the occurrence of any event which is or may become (with the passage of time or the giving of notice or both) an Event of Default;
b)	furnish to the Bank such financial information about its business, assets and financial condition as the Bank may reasonably request from time to time;
c)	comply with any other undertakings listed in the Facility Documents including, without limitation, the Facility Offer Letter and the Terms and Conditions.

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindu M Nanjaiah

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10.	Events of Default

10.1	Each of the following occurrences constitutes an Event of Default under this Agreement:
a)	the Customer fails to pay any sum due under any Facility Document at the time, and in the manner specified therein unless payment is made within 5 Business Days of its due date; or
b)	any representation or statement made by the Customer or a Guarantor in any Facility Document proves to have been incorrect or misleading in any material respect when it was made; or
c)
the Customer or a Guarantor fails to comply with any of its other obligations (including financial covenants) under any Facility Document and such failure is not remedied to the satisfaction of the Bank by the date falling 14 Business Days after the earlier of the date on which:

i)	the Customer or the Guarantor becomes aware; and
ii)	the Bank gives notice to the Customer or the Guarantor, of such failure to comply; or
d)
any of the Customer’s or a Guarantor’s Indebtedness is not paid when due or otherwise becomes payable prior to its specified maturity or any of the Customer’s or a Guarantor’s creditors become entitled to declare any of the Customer’s or such Guarantor’s, as applicable, Indebtedness due and payable prior to its specified maturity; or

e)
the Customer or a Guarantor are unable or admit their inability to pay their debts as they fall due, or suspend or threaten to suspend making payments on any of their debts, or commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its Indebtedness without the Bank’s prior written consent; or

f)
the occurrence of any event or development which could reasonably be expected to have a Material Adverse Effect unless it is remedied to the satisfaction of the Bank within 14 Business Days after notifying the Customer; or

g)
any expropriation, attachment, sequestration, distress or execution affects any of Customer’s or Guarantor’s assets provided that no Event of Default will occur if such expropriation, attachment, sequestration, distress or execution relates to assets not exceeding 10% of the assets of the Group; or

h)
any guarantee of the obligations under the Facility Documents ceases for any reason to be valid, binding and in full force and effect or any guaranty of such obligations is terminated, revoked, rescinded or challenged; or

i)	the Customer repudiates, or evidences an intention to repudiate this Agreement; or

j)	it is or becomes unlawful for the Customer or the Guarantor to perform any of their obligations under this Agreement, the Guarantee or any Security Agreement.
10.2	Following the occurrence of an Event of Default, the Bank may immediately, by providing written notice to the Customer:

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Customer: /s/Nadeem Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindu M Nanjaiah

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a)	cancel its commitment of any undrawn amount under the Revolving Loan Facility;
b)
declare that all or part of each outstanding Loan, together with accrued interest, and all other amounts accrued or outstanding under the Revolving Loan Facility, is immediately due and payable, whereupon they shall immediately become payable on demand; and/or

c)	exercise any or all of its rights, remedies, powers or discretion under the Facility Documents including any Security Agreement or Guarantee.

11.	Governing Law and Jurisdiction

11.1
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of the Emirate of Dubai and the Federal laws of the United Arab Emirates as applied in the Emirate of Dubai.

11.2
The courts of the Dubai (excluding Dubai International Financial Centre) shall have exclusive jurisdiction to determine any dispute, claim, difference or controversy arising out of, or relating to, or having any connection with, this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (each a “Dispute”). The Customer agrees that the courts of the Dubai are the most appropriate and convenient courts to determine any Dispute and shall not agree to the contrary.

11.3
Notwithstanding the above, the Bank will not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

To accept the offer in this Agreement, please arrange to sign and return a copy of this letter to us on or before 22 December 2024 at which time this offer, if not accepted, will be deemed to have lapsed.

Yours faithfully
For and on behalf of
HSBC Bank Middle East Limited

/s/Siju Nair	/s/Sindhu M Nanjaiah

Siju Nair	Sindhu M Nanjaiah
Authorised Signatory	Authorised Signatory

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Customer: /s/Nadeem Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindu M Nanjaiah

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Address for Notices:

To,
HSBC Bank Middle East Limited
HSBC Tower, Downtown Dubai
PO Box 66
Dubai
United Arab Emirates

We agree and accept the offer contained in this Agreement and expressly agree to be bound by it.

for and on behalf of
Ibex Global FZ-LLC

/s/Nadeem Arshad Elahi         /s/ Syed Mohammad Adnan
(Signature of person who has the authority to Borrow)
Name:  Nadeem Arshad Elahi;    Syed Mohammad Adnan
Title:
Date:

Note: This is an important legal document. HSBC Bank Middle East Limited strongly recommends that you seek the advice of your solicitor or other legal advisor prior to signing this document.

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindu M Nanjaiah

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